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FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


   Mackowski                            J.                 Matthew
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   (Last)                            (First)              (Middle)

275 Post Street, Suite 600
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                                    (Street)

San Francisco                          CA                   94108
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     May 4, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Genomic Solutions Inc., Nasdaq National Market System (GNSL)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Callable Common Stock                    1,913,313 (1)                   D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
(1)See attached exhibit A                             (Print or Type Responses)
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FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Options                  (2)        1/15/2008       Callable Common Stock  10,000           $ .37          D
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Options                  (3)        1/15/2009       Callable Common Stock  10,000           $2.00          D
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
Explanation of Responses:

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(2) These options were issued on January 15, 1998 and vested one year after the date of grant.

(3) These options were issued on January 15, 1999 and vested one year after the date of grant.

      /s/ J. Matthew Mackowski                                   5/4/2000
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        Signature of Reporting Person(1)                          Date
        J. Matthew Mackowski

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2

                           (Print or Type Responses)
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                                   Exhibit A

This number represents shares of Series B, C, and D Preferred Stock, common stock and warrants that automatically convert into or are automatically exercised for callable common stock at the closing of the Company's initial public offering as follows:

526,336 shares of Series B Preferred which convert into 1,594,958 shares of callable common stock

142,857 shares of Series C Preferred which convert into 142,857 shares of callable common stock

10,000 shares of Series D Preferred which convert into 10,000 shares of callable common stock

101,516 shares of Common Stock which convert into 101,516 shares of callable common stock

63,982 Warrants which convert into 63,982 shares of callable common stock